JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6768
414-319-8517

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR FIRST QUARTER OF FISCAL YEAR 2004 AND INCREASES
QUARTERLY DIVIDEND

•     Net sales increase 19% over 1Q03
•     Net income of $0.02 per share compared to net loss of $(0.11) per share in 1Q03
•     Adjusted EBITDA increase of 83% over 1Q03
•     Strong order growth reflects improving market conditions
•     Capital flexibility improved through bank revolver amendment
•     Quarterly dividend increased to $0.075 per share

Milwaukee, WI – February 24, 2004 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the first quarter of fiscal 2004. Net sales for the quarter were $284 million compared to $239 million in the first quarter of last year, an increase of 19%. Operating income totaled $7.7 million in 1Q04 versus a loss of $(3.3) million in the corresponding quarter last year. Adjusted EBITDA increased to $20.2 million from $11.0 million in the comparable period last year. Net income amounted to $0.02 per share in the current quarter compared with a net loss of $(0.11) in the first quarter of fiscal 2003.

Results of Operations

Customer orders were strong in the quarter, totaling $374M, an increase of $98M, or 35% from the first quarter of fiscal 2003. This increase was particularly strong in original equipment orders with a 104% increase over last year’s first quarter, due largely to domestic coal customers increasing their order rates from a very soft first quarter in 2003. Aftermarket orders increased 11% for the quarter with both businesses and most geographic markets experiencing increases.

The increase in shipments in the first quarter of this year over the first quarter of a year ago impacted all segments of our business and reflected the favorable market conditions in most of the markets served. Revenues in our underground machinery operation were 19% higher while surface equipment operation revenues improved 18%. Original equipment sales increased by 39% compared with an aftermarket revenue increase of 12%. Finally, domestic sales improved by 10% while international sales increased 28%. As with bookings, the original equipment comparisons are against depressed sales levels in the first quarter of fiscal 2003. The Company believes the aftermarket revenue growth experienced in the last two fiscal quarters is attributable to a combination of higher commodity production and equipment repairs and upgrades by customers as they put equipment back to work. The currency effect of the weak U.S. dollar was also a significant positive factor on a quarter-over-quarter basis with net sales being increased by approximately $22 million.

Gross profit margins improved to 24.6% during the first quarter of fiscal 2004, compared with 22.2% of sales in the first quarter of last year. Positive factors affecting current margins include improved factory absorption, savings on raw materials resulting from our strategic sourcing initiative and lower costs resulting from the manufacturing rationalizations undertaken in fiscal 2003. These positive factors were somewhat offset by increased employee fringe costs, particularly relating to pensions and health care.

Product development, selling and administrative expenses totaled $62.7 million, or 22.1% of sales in the first quarter of fiscal 2004 as compared to $55.6 million or 23.2% of sales in the first quarter of fiscal 2003. While a lower percentage of total sales, the increase in SG&A expense was attributable to higher sales expenses related to our increased business activity, increased pension and performance-based compensation costs, and increased costs related to translation of these expenses in our international operations, offset somewhat by lower amortization expense. Interest expense in the quarter included fee amortization costs related to the Company’s amended bank revolver. Overall, the currency effect of the weak U.S. dollar was positive to operating income by approximately $3 million.

“We are pleased with our operational results, particularly in light of this typically being our weakest quarter,” commented John Hanson, Chairman, President and CEO of Joy Global Inc. “We have begun to see the original equipment activity pick up with the rebound in the commodity markets, as we have been anticipating for several quarters. The booking rates are very positive, but we remain focused on the challenges of coping with higher administrative costs and expected steel cost increases that will be present throughout the remainder of 2004.”

Cash Flow and Liquidity

Earlier this month the Company announced the amendment of its revolving credit facility. The amendment extends the term of the facility by three years to October 15, 2008, provides flexibility in the financial covenants, improves the pricing “grid”, reduces the size of the facility from $250 million to $200 million and lessens restrictions on cash dividends and restricted payments. The reduced size of the facility recognizes the lower borrowing needs of the Company as asset management initiatives have reduced inventory levels and the borrowing base. The modifications to the restricted payments limitations enhance the Company’s flexibility under this facility to pay dividends and repurchase stock.

The Company is pleased to announce that at its meeting yesterday, the Board of Directors approved an increase in the quarterly dividend to a rate of $0.075 per share. This dividend will be paid on March 23, 2004 to shareholders of record on March 9, 2004.

“Both of these actions are significant moves that we have been discussing for a period of time,” noted Mr. Hanson. “They represent the next milestones as we strive to operate like an investment grade company. We are thankful for the continued support of our bank group. Given the increased flexibility under our revolving loan agreement, our board has elected to immediately increase our quarterly dividend amount by 50%. Longer term we believe our dividend policy should be similar to those of financially strong industrial concerns, a policy fully supported by the strong cash flow we continue to generate.”

The Company allowed the consent period on its recent bondholder solicitation to lapse at the close of business Monday, and due to the lack of bondholder support the consent was not completed. Although the Company did desire to obtain modifications to the restricted payments limitations in the indenture, the lack of the consent will not prevent the Company from continuing to implement its dividend policy. The Company will evaluate what actions, if any, might be appropriate in regards to its senior subordinated notes between now and the initial call date in March 2007.

The Company’s cash position improved by $13 million in the first quarter to a level of $162 million. Contributing to this increase were stock option exercises totaling $25 million which directly increase the restricted payments availability under the bond indenture. There was an increase in working capital items other than cash of $27 million. This increase resulted from a build up in inventory levels in the underground machinery operation in anticipation of higher business levels, and the payment of certain annual bonuses and other liabilities. Overall, total debt net of cash stood at approximately $45 million at quarter-end and the ratio of net debt to net debt plus shareholders equity fell to 10%.

Market Overview

Conditions in the majority of our customers’ markets continue to strengthen. U.S. coal is enjoying stronger spot pricing, which should translate into higher selling prices and cash flow for our customers as the effect of new supply contracts take hold over the next couple of years. Total domestic coal demand is forecasted to increase in 2004, both in consumption by utilities and for exports, particularly of metallurgical coal. These conditions were reflected in our business in the first quarter in increased orders, both in original equipment and aftermarket parts and services. International coal markets also are strengthening, particularly for coking coal used in the production of steel. We continue to believe that the emerging underground coal markets will contribute a larger portion of our overall revenues over the next few years. Supporting this belief is the recent announcement in China that the government intends to create eight to ten large coal mining firms, each capable of producing in excess of 50 million tons annually. This reflects the successful “Shenhua model” that the Company has been supporting for the past decade to drive high productivity coal mining in China.

Customers of Joy Global producing copper are enjoying a market resurgence of surprising speed. Copper prices have risen by over 50% in the past 12 months driven by demand from China combined with production constraints by the major producers. Copper stockpiles have fallen dramatically during the past year and producers have recently begun either returning to full production or announcing plans to increase production. Current forecasts however are that total copper production in 2004 will be below levels of total demand. While the impact of the strength in copper markets on our business to date has largely been an increase in aftermarket services, historically this commodity market has comprised the largest market for our surface equipment operation. We are beginning to see interest in new original equipment in copper mining.

Positive trends are being seen in several of the other commodity markets that our surface equipment operation serves. Iron ore fundamentals are equal to or even stronger than those of copper, with ore demand in China contributing to the current strength. Finally, the oil sands of Canada continue to increase production, and therefore drive equipment utilization higher.

“The good news is that we are out of the trough in terms of the commodity markets and our new order activity seems to reflect this rebound,” remarked John Hanson. “Several of the major coal producers have forecasted double digit increases in production levels and capital spending for 2004 and our original equipment business should continue to strengthen during the year. That said, we are cautiously optimistic, as the mitigating impact of producers being disciplined in their production increases, along with the time it takes for higher spot coal prices to translate to increased contract pricing, is yet to be fully determined.”

Outlook

“We were pleased to see the rate of new orders in the first quarter exceeding the $350 million level for the second consecutive quarter,” stated Mr. Hanson. “Our operational performance for the quarter, while a significant improvement over the prior year, did reflect the seasonal softness and weak absorption that is historical in our business. We anticipate that original equipment orders in the second and third quarter will ease slightly at Joy Mining Machinery, but continue to strengthen at P&H Mining Equipment. We believe that overall profitability in each of the next three quarters will be much stronger than that of our first quarter.”

Hanson discussed management’s guidance, saying, “Given the improved market conditions for our customers, we are increasing our 12-month forecast of total revenues. Revenues in the upcoming 12-month period are now anticipated to be in the range of $1.3 to $1.5 billion. This increased guidance represents a modest increase over the 12-month guidance we issued last quarter, as we believe the market conditions predicated by the change in commodity pricing will be tempered by three significant factors. The first is the discipline that we believe our customer base will continue to exercise in increasing both production and capital spending. The lead times required to effectively increase production in our facilities and the tightening steel supply situation could also offset higher customer production and capital spending levels.”

Mr. Hanson concluded, “There are several factors that could affect our operating results over the next 12 months. Cost increases will continue to affect our operations, including pension expenses, which will increase at least $10 million in fiscal 2004. Recently, our operations have begun to feel the effect of increases in steel pricing and restricted availability. We anticipate that the effect of higher steel prices will be in excess of $15 million over the remainder of 2004. While we are taking actions to mitigate the financial impact of the increased costs, adequacy of supply may be equally important to achieving our forecasted results. Both the cost and availability of scrap steel and iron ore are challenging steel producers. This in turn could impact our steel related suppliers of castings and forgings. Lastly, the labor contract at the Milwaukee manufacturing facility of P&H Mining Equipment expires at the end of April.”

Given the Company’s forecasted revenues, notwithstanding these factors operating income in the next 12 months is expected to be in the range of $80 to $105 million, and earnings per share in the range of $0.65 to $1.05. With depreciation and amortization charges estimated at $45 million during this period, adjusted EBITDA should be in the range of $125 to $150 million.

In addition to the improved operating results, the Company will focus on the generation of substantial cash flow in the upcoming 12 months. This focus will be necessary to insure that the ramp up of business activity uses the minimum amount of working capital possible. Capital spending should be in the range of $25 million. Although there are essentially no pension funding needs in fiscal 2004, we now estimate that our funding in fiscal 2005 could be as much as $80 million.

First Quarter Conference Call

Management will discuss first quarter results on a conference call to be held at 11:00 AM EST on February 25, 2004. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code 5108026#. A rebroadcast of the call will be available until the close of business on March 12, 2004 by dialing 800-642-1687 or 706-645-9291, access code 5108026#. Finally, a live webcast of the call will be accessible through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/concalls.jsp), and a replay until March 31, 2004.

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

Adjusted EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before fresh-start and restructuring charges and losses on the early retirement of debt. Adjusted EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it a useful indicator of our operating results. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation from net income computed under GAAP to adjusted EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the timing of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under- or over-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to retain qualified employees; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended
	January 31, 2004	February 1, 2003
Net sales	$283,686	$239,161
Costs and expenses:
Cost of sales	213,891	186,036
Product development, selling
and administrative expenses	62,743	55,596
Restructuring charges	433	1,177
Other income	(1,108)	(366)

Operating income (loss)	7,727	(3,282)
Interest expense, net	(5,674)	(5,945)

Income (loss) before reorganization items	2,053	(9,227)
Reorganization items - income (expense)	(615)	--

Income (loss) before (provision) benefit
for income taxes	1,438	(9,227)
(Provision) benefit for income taxes	(500)	3,700

Net income (loss)	$938	$(5,527)

Net income (loss) per share:
Basic	$0.02	$(0.11)

Diluted	$0.02	$(0.11)

Dividends per share	$0.05	$--

Weighted average shares outstanding:
Basic	50,954	50,228

Diluted	52,286	50,228

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's
Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	January 31, 2004	November 1, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$161,801	$148,505
Accounts receivable, net	191,898	193,882
Inventories	399,361	382,929
Other current assets	53,995	51,251

Total current assets	807,055	776,567
Property, plant and equipment, net	219,888	226,101
Intangible assets, net	76,729	77,709
Other assets	207,803	206,352

Total assets	$1,311,475	$1,286,729

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$4,930	$4,767
Trade accounts payable	83,897	89,136
Employee compensation and benefits	43,065	57,688
Income taxes payable	24,149	26,097
Advance payments and progress billings	41,101	36,676
Other accrued liabilities	111,581	111,342

Total current liabilities	308,723	325,706
Long-term debt	202,661	202,912
Other non-current liabilities	393,906	387,838
Shareholders' equity	406,185	370,273

Total liabilities and shareholders' equity	$1,311,475	$1,286,729

Note - for complete quarterly information, including footnote disclosures, please refer to the Company's
Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended
	January 31, 2004	February 1, 2003
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income (Loss)	$938	$(5,527)
Provision (Benefit) for Income Taxes	500	(3,700)
Reorganization Items	615	--
Interest Expense, Net	5,674	5,945

Operating Income (Loss)	7,727	(3,282)
Restructuring Charges	433	1,177
Depreciation	9,429	9,127
Amortization	2,572	4,011

Consolidated Adjusted EBITDA	$20,161	$11,033

BREAKDOWN OF ADJUSTED EBITDA:
Underground Mining Machinery	$15,270	$7,803
Surface Mining Equipment	11,579	7,498
Corporate	(6,688)	(4,268)

Consolidated Adjusted EBITDA	$20,161	$11,033

BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$155,016	$130,485
Surface Mining Equipment	128,670	108,676

Total Sales By Operation	$283,686	$239,161

Net Sales By Product Stream:
Aftermarket Revenues	$201,666	$180,270
Original Equipment	82,020	58,891

Total Sales By Product Stream	$283,686	$239,161

Net Sales By Geography:
United States	$135,192	$123,057
Rest of World	148,494	116,104

Total Sales By Geography	$283,686	$239,161

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended
	January 31, 2004	February 1, 2003
CASH FLOW DATA:
Depreciation and Amortization:
Underground Mining Machinery	7,437	7,838
Surface Mining Equipment	4,524	5,256
Consolidated (1)	13,890	14,025
Decrease (Increase) in Net Working Capital Items	(27,349)	9,234
Property, Plant and Equipment Acquired	2,626	2,708
Cash Interest Paid	1,713	892
Cash Taxes Paid	1,878	4,777
(1) - Including the amortization of financing fees
	Three Months Ended
	January 31, 2004	February 1, 2003

BOOKINGS DATA:
Underground Mining Machinery	$239,552	$167,132
Surface Mining Equipment	134,630	109,302

Total Bookings	$374,182	$276,434

	Amounts as of
	January 31, 2004	November 1, 2003
BACKLOG DATA:
Underground Mining Machinery	$231,284	$146,748
Surface Mining Equipment	111,518	105,558

Total Backlog	$342,802	$252,306